Exhibit 99.1

Supernus Announces Settlement with Actavis on

Trokendi XR® Patent Litigation

ROCKVILLE, Md., March 07, 2017 — Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, announced that it has entered into a binding term sheet with Actavis Laboratories, FL, Inc. et al. (collectively, “Actavis”, now a subsidiary of Teva Pharmaceuticals Industries, Ltd.) involving the ongoing patent litigation regarding Actavis’ Abbreviated New Drug Application (ANDA) seeking approval to market generic versions of Supernus’ Trokendi XR® (extended-release topiramate) capsules.  The binding term sheet permits Actavis to begin selling a generic version of Trokendi XR® on January 1, 2023, or earlier under certain circumstances.  The binding term sheet will be submitted to the applicable governmental agencies.

Supernus intends to continue its vigorous enforcement of its patent rights for Trokendi XR®.  Patent protection for Trokendi XR® expires no earlier than 2027.

Supernus is represented by attorneys from Haug Partners LLP and its corporate counsel, Saul Ewing LLP.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Trokendi XR®. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s 2015 Annual Report Form 10-K/A that was filed with the United States Securities and Exchange Commission on January 20, 2017 under the caption “Risk Factors”.  Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

Contact:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com